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                                                                   EXHIBIT 10.51

                       WILLIAMS COMMUNICATIONS GROUP, INC.
                            SEVERANCE PROTECTION PLAN
                   (Amended and Restated as of April 18, 2002)

                                  Introduction

         The Board of Directors of Williams Communications Group, Inc. recognizes that many publicly held companies provide severance pay protections for their employees. The possibility of termination of employment with the Company due to Severance and the uncertainty it creates for employees may result in the loss or distraction of employees of the Company and its subsidiaries to the detriment of the Company. The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company.

         Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued attention and dedication to duty by employees of itself, its subsidiaries and affiliates, and to ensure the availability of their continued service. Whereas, the Company currently maintains a severance protection policy effective as of April 23, 2001, the Company desires to formalize this policy in a written plan document.

         In order to fulfill the above purposes, and recognizing that employees shall be entitled to rely on the various benefits, the Board adopts the Williams Communications Group, Inc. Severance Protection Plan, amended and restated as of April 18, 2002.

                        SECTION 1. ESTABLISHMENT OF PLAN

         As of the Effective Date, the Company established a severance protection policy known as the Williams Communications Group, Inc. Severance Pay Plan, which is amended, restated, renamed and formalized as a written plan in this document.

                             SECTION 2. DEFINITIONS

         2.01 Definitions. As used herein, the following words and phrases when used with initial capital letters shall have the following respective meanings.

                  2.01.1 "Act" means the Securities Exchange Act of 1934, as amended from time to time.

                  2.01.2 "Administrative Committee" means the committee appointed by the Benefits Committee to administer the Plan in accordance with Section 7 hereof.

                  2.01.3 "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Act.

                  2.01.4 "Agreements" are all or any combination of i) a waiver and release of claims; ii) a non-solicitation agreement; and iii) a confidentiality agreement, each in a form reasonably satisfactory to Employer.


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         2.01.5 "Base Wages" means total annual salary or wages payable by an
Employer as consideration for the Participant's service, including any salary deferral contributions made by the Participant to any defined contribution, deferred compensation, cafeteria, or flexible benefit plans maintained by the Company, as determined by the Administrative Committee as of the Termination Date. Base Wages shall not include payments under the Employer's stock, bonus, sales incentive, annual incentive, or other incentive plans, other bonuses or variable compensation, overtime, cost of living pay, housing pay, relocation pay, other taxable fringe benefits, or extraordinary compensation.

         2.01.6 "Benefits Committee" means the committee appointed by the Board to which the Board delegates any or all of its authority regarding the Plan in accordance with Section 7 hereof.

         2.01.7 "Board" means the Board of Directors of the Company.

         2.01.8 "Cause" means (i) gross negligence, recklessness or malfeasance in the performance of a Participant's duties; (ii) commission by the Participant of any criminal act, fraud or other material misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of the Company; (iii) willfully engaging in any conduct relating to the business of the Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company; (iv) misconduct which materially discredits or damages the Company, or violates the Company's policies or procedures; (v) the failure by the Participant to satisfactorily perform his assigned duties; (vi) the Participant's commission of any felony or any crime involving moral turpitude; and (vii) the Participant's regulatory disqualification which prevents, in a material manner, the performance of the Participant's duties.

         2.01.9 "Change in Control" shall have the meaning ascribed to such term in the Williams Communications Group, Inc. Change in Control Severance Protection Plan II.

         2.01.10 "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

         2.01.11 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         2.01.12 "Company" means WCG and shall include any successor to its business and/or assets, whether by operation of law or otherwise, and shall include WCL at any time that the voting securities of WCL are held by any Person other than WCG or its wholly owned Subsidiary.

         2.01.13 "Cooperative Education Employee" means an individual who is temporarily employed by an Employer while participating in a cooperative education program with his educational institution.

         2.01.14 "Director," when used in Exhibit A and in section 2.01.24, means an employee of an Employer with the title of Director.

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         2.01.15 "Effective Date" means April 23, 2001.

         2.01.16 "Eligible Employee" means an individual who is a full-time or part-time regular Employee of an Employer and who is not an Excluded Employee. Employees who are subject to a collective bargaining agreement shall only be eligible to the extent that such collective bargaining agreement provides for coverage under the Plan and shall be eligible in accordance with the provisions of the collective bargaining agreement. Employees subject to a written employment contract shall only be eligible to participate in the Plan to the extent expressly provided for by the employment contract. An employee who has a separate agreement with his Employer for the payment of a benefit related to termination is not eligible under this Plan and, pursuant to subsection 4.02.4, a termination of that employee will not give rise to a Severance Benefit.

         2.01.17 "Employee" means an individual who is reported as a common law employee on the payroll record of an Employer. The term Employee does not include any other common law employee or any Leased Employee. In particular, it is expressly intended that individuals not treated as common law employees by an Employer on its payroll records are to be excluded from plan participation even if a court or administrative agency determines that such individuals are common law employees and not independent contractors.

         2.01.18 "Employer" means the Company or a Subsidiary or Affiliate that has adopted the Plan pursuant to Section 8 hereof and which employs an Eligible Employee.

         2.01.19 "Excluded Employee" means any (as defined herein) Foreign Employee, Leased Employee, Independent Contractor, Cooperative Education Employee, seasonal employee or temporary employee. Excluded Employees shall not be Eligible Employees under the Plan. Excluded Employees include any individual not treated as a common law employee by an Employer on its payroll records, even if a court or administrative agency subsequently determines that such individuals are common law employees. Similarly, it is expressly intended that the classification of any Employee be consistent with the payroll records of the Employer even if a court or administrative agency subsequently determines otherwise.

                  Employees who participate in the Williams Communications Group, Inc. Change in Control Severance Protection Plan I or II, as amended and restated from time to time, are not Eligible Employees under the Plan, however, employees who have waived their participation in Williams Communications Group, Inc. Change in Control Severance Protection Plan I and/or II shall be eligible to participate in this Plan.

         2.01.20 "Foreign Employee" means a non-U.S. citizen who is living outside the United States. U.S. Citizens living outside the United States, and non-U.S. citizens living in the United States are not Foreign Employees.

         2.01.21 "Hire Date" means the date upon which an Eligible Employee's most recent employment with his Employer commenced; except that if a former Participant who has received a benefit under this Plan or any other severance plan of the Company,


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is rehired by the same Employer within fewer weeks of his Termination Date than the weeks by which a Severance Benefit was calculated under Section 4.03, his Hire Date for purposes of subsequent participation in this Plan shall be the date of hire for the period of employment ending with the last preceding Termination Date.

                  Hire Date with an Employer will include continuous service with a predecessor company only to the extent that the Administrative Committee, in its discretion, determines that such service shall be included in years of service. The Administrative Committee shall notify participants of such a determination when made.

         2.01.22 "Independent Contractor" means an individual vendor, or employee of a vendor, that has a contract with the Company, a Subsidiary or Affiliate to provide consulting or other services and that retains the independent right to control the means and manner of achieving the results sought by the Company.

         2.01.23 "Leased Employee" means any person (other than an employee of the recipient) who, pursuant to an agreement between an Employer and any leasing organization, has performed services for an Employer (or for an Employer and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of an Employer. It is expressly intended that individuals treated as Leased Employees by an Employer on its payroll records or otherwise are to be excluded from participation in the Plan regardless of whether a court or administrative agency determines otherwise.

         2.01.24 "Management Level Participant" means a Participant with the title of Chief Executive Officer, Chief Financial and Corporate Services Officer, Chief Operating Officer, Chief People Officer, General Counsel, Vice President, Director, or Manager of WCL, or their equivalents within the WCL organization, as determined by the official company records of WCL and the Benefits Committee.

         2.01.25 "Participant" means an Eligible Employee who becomes a Participant in accordance with subsection 3.01 hereof.

         2.01.26 "Person" shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         2.01.27 "Plan" means the Williams Communications Group, Inc. Severance Protection Plan.

         2.01.28 "Severance" means the involuntary termination of employment that has been approved by the Employer's Chief People Officer or his designee as a Severance and which is not for Cause or due to the consummation of an asset sale or divestiture but

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         is for other business reasons, and for which the Employer determines that there is no reasonable expectation of recall.

                           The term Severance does not include the re-assignment or re-deployment of an Eligible Employee to another position within the Employer's organization, the Company, a Subsidiary, or Affiliate, so long as the position provides i) compensation equal to at least eighty percent (80%) of the sum of the employee's Base Wages and Target Incentive, and ii) a principal office that is not more than 50 miles from the employee's office at the time of re-assignment. A re-assignment or re-deployment to a position that provides compensation that is less than eighty percent (80%) of the sum of the employee's Base Wages and Target Incentive, and/or relocates the employee's principal office farther than 50 miles, shall be deemed a Severance under the Plan.

                  2.01.29 "Severance Benefit" means the amounts payable and benefits continued in accordance with subsection 4.03.1 hereof.

                  2.01.30 "Subsidiary" means any corporation, partnership or joint venture in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock or a majority of the capital or profits interests of such partnership or joint venture.

                  2.01.31 "Target Incentive" means the target incentive established for a Participant under the annual sales incentive plan or annual incentive plan in which he participates with respect to the fiscal year in which his termination of employment occurs.

                  2.01.32 "Termination Date" means the date designated by the Employer as the Employee's final day of employment.

                  2.01.33 "WCG" means Williams Communications Group, Inc.

                  2.01.34 "WCL" means Williams Communications, LLC, a wholly owned subsidiary of Williams Communications Group, Inc.

                  2.01.35 "Weeks Benefit" shall mean 1/52nd of Base Wages.

                            SECTION 3. PARTICIPATION

         3.01 Participation. Each Eligible Employee who is notified in writing that his employment is or will be terminated as a result of a Severance shall be a Participant in the plan.

         3.02 Duration of Participation. A Participant shall cease to be a Participant when he ceases to be employed by the Employer, unless the Participant has a right to a Severance Benefit under section 4.01 hereof, or when he becomes a Participant in the Williams Communications Group, Inc. Change in Control Severance Plans I or II. A Participant who becomes entitled to payment of a Severance Benefit pursuant to subsection 4.01 shall remain a Participant until the full amount of the Severance Benefit has been paid to the Participant.


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                          SECTION 4. SEVERANCE BENEFIT


         4.01 Right to Severance Benefit under the Plan. Except as set forth in subsection 4.02 hereof and subject to the execution and effectiveness of the Agreements required by subsection 4.03.1 hereof, a Participant whose employment is terminated due to Severance shall be entitled to receive a Severance Benefit, provided that a participant must remain employed until his Termination Date unless otherwise approved by the Chief People Officer of WCL.

                  4.01.1 A Severance Benefit may be provided to a Participant who is on short-term disability leave pursuant to his Employer's short-term disability policy. If the Participant's medically documented return-to-work date would have been within six (6) months of the initial date of Participant's disability had no Severance occurred, the Participant will be entitled to a Severance Benefit effective as of the date the Participant would have returned to work.

         4.02 No Right to Severance Benefit Under the Plan. Notwithstanding
section 4.01, if a Participant's employment is terminated for the following reasons or in connection with the following events, the Participant shall not be entitled to any Severance Benefit regardless of a Severance:

                          4.02.1 Termination for Cause On or Prior to
                 Termination Date.


                          4.02.2 Termination while on Educational or Personal
                 Leave, as the Employer defines those terms.

                          4.02.3 Eligibility for Other Benefit. Eligibility for
                 a separate payment upon termination under the terms of an employment contract or other agreement, program, or plan with Employer, including, but not limited to under Williams Communications Group, Inc. Change in Control Severance Protection Plan I or Williams Communications Group, Inc. Change in Control Severance Protection Plan II.

                          4.02.4 Voluntary Resignation On or Prior to
                 Termination Date, unless otherwise agreed by the Employer's Chief People Officer.

                          4.02.5 Termination With Offer for Successor
                 Employment. A termination with offer for successor employment shall have occurred when the Company or the Participant's Employer sells, outsources, assigns, or otherwise disposes of substantially all of the functions of the Subsidiary, business unit or other functional group (or all or substantially all of the assets thereof) in which the Participant was employed before such sale, disposition, outsourcing or assignment to any Person, and the Participant is offered employment with the acquirer or successor on comparable terms and conditions under which he worked for his Employer. An offer will be deemed "comparable" if the position provides to any Participant at least eighty percent (80%) of the aggregate of such Participant's Base Wages and his Target Incentive as of his Termination Date, and the location of Participant's principal office does not move by more than fifty (50) miles.


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                  4.02.6 Death.

                  4.02.7 Termination while on Long-Term Disability. Receipt of long-term disability benefits under the Employer's Long-Term Disability Plan at the time of notification of Severance.

         4.03 Severance Benefit.

                  4.03.1 Subject to the execution and effectiveness of the Agreements, and without the necessity of a claim being made under subsection 7.05 hereof, the Employer shall pay a Participant who is entitled to a Severance Benefit under subsection 4.01 an amount (the "Severance Benefit") equal to the following:

                 4.03.1.1 A Non-Management Level Participant who has completed one full year of service, calculated from his Hire Date, shall receive two (2) Weeks Benefit, subject to the deductions allowed in Sections
         4.04 and 9.06, for each completed year of service with the Employer. Notwithstanding the foregoing, the Severance Benefit shall be a minimum of six (6) Weeks Benefit and a maximum of fifty-two (52) Weeks Benefit. Partial years of service shall not be included in the severance calculation.

                 4.03.1.2 A Non-Management Level Participant who has completed less than one (1) year of service shall be entitled to two (2) Weeks Benefit, subject to the deductions allowed in Sections 4.04 and 9.06.

                 4.03.1.3 Regardless of length of service, Management Level Participants shall be entitled to a Severance Benefit of the greater of
         i) two (2) Weeks Benefit, subject to the deductions allowed in Sections
         4.04 and 9.06, for each full completed year of service with the Employer, calculated from Participant's Hire Date, with a maximum of fifty-two (52) Weeks Benefit; or ii) the amount set forth on Exhibit A hereto, subject to the deductions allowed in Sections 4.04 and 9.06.

                 4.03.1.4 Notwithstanding anything in this Plan to the contrary, to the extent that the Employer makes a payment to the Participant in accordance with federal, state, or local law (U.S. or foreign) in connection with a termination of employment or pursuant to plant closing law, (including, but not limited to the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. 2101-2109), or otherwise, the Severance Benefit shall be reduced by any and all such payments. In addition, should the Employer be required to provide a notice payment pursuant to federal, state, or local plant closing law (U.S. or foreign), the Severance Benefit shall be reduced to the extent that the notice payment represents time that the Participant remains on the Employer's active payroll beyond the final date that the Participant actually works.

                 4.03.1.5 A Participant shall not be required to mitigate damages or the amount of this Severance Benefit by seeking other employment or otherwise, nor shall the amount of his Severance Benefit be reduced by any compensation earned


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         by the Participant as a result of employment after his termination of employment with the Employer.

                  4.03.1.6 A Participant shall be entitled to participate in COBRA to the extent provided by law. If a Participant receives a Severance Benefit hereunder, the Participant shall also be entitled to a lump sum payment equal to the full COBRA cost of Participant's premium, as of the Termination Date, for elected medical coverage for three (3) months. Participants who have waived medical coverage will not receive a payment under this section. This subsection 4.03.1.6 shall not be interpreted so as to limit any benefits to which the Participant, the Participant's dependents or the Participant's beneficiaries may be entitled under any of the Company's employee benefit plans, programs, or practices following the Participant's termination of employment, including, without limitation, retiree medical benefits. A Participant's continuation of participation in or the conversion of benefits under the benefit plans of his Employer shall be in accordance with the terms and conditions of the applicable plan documents or insurance contracts as in effect on the Termination Date.

         4.04 Amounts Owed to Employer. Notwithstanding anything herein to the contrary, the Employer may reduce the amount of the Severance Benefit payable to a Participant by any amounts owed to the Employer by the Participant under a previous written agreement. Specifically, the Employer may withhold from the Severance Benefit overdue credit card balances and any other liquidated amounts that the Participant has previously agreed in writing may be withheld. However, nothing in this section shall allow the Employer to reduce the Severance Benefit below One Thousand Dollars ($1,000.00).

         4.05 Payment. The Severance Benefit shall be paid in a lump sum as soon as practical following the date on which the Agreements have been properly executed by the Participant, returned to the Employer and have become effective by their terms.

         4.06 Rehire. Notwithstanding anything to the contrary herein, if a Participant is rehired by his Employer after receiving a Severance Benefit under the Plan, the Participant may retain the portion of the Severance Benefit representing the period between the Termination Date and the date of commencement of employment following rehire, but must repay the balance to the Employer.

         4.07 Exclusive Severance Benefit. Any Severance Benefit which is paid to a Participant under this Plan shall be the exclusive payment to which a Participant is entitled from the Company upon Severance and is in lieu of any other severance, change in control severance or termination benefit to which the Participant might otherwise become eligible, whether pursuant to the Williams Communications Group, Inc. Change in Control Severance Protection Plan I, the Williams Communications Group, Inc. Change in Control Severance Protection Plan II, or otherwise.


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                         SECTION 5. SUCCESSOR TO COMPANY

                  This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) which becomes such on or after a Change in Control has occurred to all or substantially all of the business and/or assets of the Company or WCL in the same manner and to the same extent that the Company or WCL would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor (which becomes such on or after a Change in Control has occurred) would not by the foregoing provision or by operation of law be bound by this Plan, the Company and WCL shall require such successor expressly and unconditionally to assume and agree to perform the Company's and WCL's obligations under this Plan, in the same manner and to the same extent that the Company and WCL would be required to perform if no such succession had taken place.

                 SECTION 6. DURATION. AMENDMENT AND TERMINATION

         6.01 Duration. The Plan shall continue indefinitely unless terminated as provided in subsection 6.02 hereof.

         6.02 Amendment and Termination. This Plan may be amended or terminated at any time by a written resolution adopted by a majority vote of the Board or its delegate.

                            SECTION 7. ADMINISTRATION

         7.01 Allocation of Responsibilities.

                  7.01.1 Board of Directors. The Board shall have exclusive authority and responsibility for:

                          (a) The amendment or termination of this Plan in
                 accordance with subsection 6.02 hereof; and

                          (b) The delegation to the Benefits Committee of any
                 authority and responsibility reserved herein to the Board.

                 7.01.2 Administrative Committee. The Administrative Committee shall serve as plan administrator and shall have exclusive authority and responsibility for those functions set forth in subsection 7.02 hereof, and in other provisions of this Plan.

         7.02 Provisions Concerning the Administrative Committee.

                  7.02.1 Membership and Voting. The Administrative Committee shall serve as plan administrator. The Administrative Committee shall consist of not less than three (3) members. The Administrative Committee shall act by a majority of its members at the time in office, and such action may be taken by a vote at a meeting, in writing without a meeting, or by telephonic communications. Attendance at a meeting shall constitute waiver of notice thereof. A member of the Administrative Committee who is a Participant of the Plan shall not vote on any question relating specifically to such Participant. Any such action shall be voted or decided by a majority of the remaining


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         members of the Administrative Committee. The Administrative Committee
         shall designate one of its members as the Chairman and shall appoint a Secretary who may, but need not, be a member thereof. The Administrative Committee may appoint from its members such sub-committees with such powers as it shall determine.

               7.02.2 Duties of the Administrative Committee. The Administrative Committee shall administer the Plan in accordance with its terms and shall have all the powers necessary to carry out such terms. The Administrative Committee shall execute any certificate, instrument or other written direction on behalf of the Plan and may make any payment on behalf of the Plan. The Administrative Committee or its delegate shall determine all interpretations of this Plan, and questions concerning its administration and application. The Administrative Committee may appoint such accountants, counsel, specialists, and other Persons as it deems necessary or desirable in connection with the administration of this Plan. Such accountants and counsel may, but need not, be accountants and counsel for the Company.

         7.03  Delegation of Responsibilities; Bonding.

               7.03.1 Delegation and Allocation. The Board, the Benefits Committee and the Administrative Committee, respectively, shall have the authority to delegate or allocate, from time to time, by a written instrument, all or any part of their responsibilities under this Plan to such person or persons as each may deem advisable and in the same manner to revoke any such delegation or allocation of responsibility. Any action of a person in the exercise of such delegated or allocated responsibility shall have the same force and effect for all purposes hereunder as if such action had been taken by the Board, or either of the Committees. The Company, the Board, or either of the Committees shall not be liable for any acts or omissions of any such person, who shall periodically report to the Board or the Committee from whom they received their responsibilities, as applicable, concerning the discharge of the delegated or allocated responsibilities.

                  7.03.2 Bonding. The members of the Administrative Committee shall serve without bond (except as expressly required by federal law) and without compensation for their services as such.

         7.04 Information to be Supplied by the Company. The Company shall provide to the Administrative Committee or its delegate such information as it shall from time to time need in the discharge of its duties.

         7.05  Claims Procedure.

                 7.05.1 Initial Claim for Benefits. Each Participant or his beneficiary may submit his claim for Severance Benefits to the Administrative Committee (or to such other person as may be designated by the Administrative Committee) in writing in such form as is permitted by the Administrative Committee. A Participant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits prior to his filing a claim for benefits and exhausting his rights to review under subsections
         7.05.1 and 7.05.2.


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               When a claim for benefits has been filed properly, such claim for benefits shall be evaluated and the claimant shall be notified of the approval or the denial within ninety (90) days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred and eighty (180) days after the date on which the claim was filed). A claimant shall be given a written notice in which the claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the claimant shall be given written notice which shall contain (a) the specific reasons for the denial, (b) references to pertinent plan provisions upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (d) the claimant's rights to seek review of the denial.

               7.05.2 Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to request that the Administrative Committee review the denial, provided that the claimant files a written request for review with the Administrative Committee within sixty (60) days after the date on which the claimant received written notification of the denial. A claimant (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Administrative Committee. Within sixty (60) days after a request for review is received, the review shall be made and the claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within one hundred and twenty (120) days after the date on which the request for review was filed). The decision on review shall be forwarded to the claimant in writing and shall include specific reasons for the decision and references to plan provisions upon which the decision is based. If a claimant shall fail to file a request for review in accordance with the procedures herein outlined, such claimant shall have no rights to review and shall have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

                       SECTION 8. PARTICIPATING EMPLOYERS

         This Plan may be adopted by any Subsidiary or Affiliate. Upon such adoption, the Subsidiary or Affiliate shall become an Employer and the provisions of the Plan shall be fully applicable to the employees of that Subsidiary or Affiliate who become Participants in accordance with subsection
3.01 hereof. This Plan establishes and vests in each Participant a contractual right to the benefits to which he may become entitled hereunder, enforceable by the Participant against his Employer. The Company agrees unconditionally to guarantee the performance by, and obligation of, each Employer under the Plan.

                            SECTION 9. MISCELLANEOUS


         9.01 Payment Obligations Absolute. The Company's obligation to pay any amounts or to provide benefits continuation or any other benefits described in subsection 4.03 hereof, subject to the deductions expressly allowed in sections
4.04 and 9.06, shall be absolute and unconditional (except as expressly stated in this Plan) and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant.

         9.02 Indemnification. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Company shall, if the Participant prevails in such action, pay for all reasonable legal fees and expenses incurred by such Participant.

         9.03 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an employee of the Company or a Subsidiary, to change the status of the Participant's employment, or to change the policies of the Company or its Subsidiaries regarding termination of employment.

         9.04 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.05 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of Delaware, without regard to choice of law principles.

         9.06 Withholding of Taxes. The Company or its Subsidiaries may withhold from any amounts payable under the Plan all federal, state, city and/or other taxes as shall be legally required.

         9.07 Construction. For purposes of the Plan, the following rules of construction shall apply:

                 9.07.1 The word "or" is used as a disjunctive but not necessarily exclusively, as the context may require.

                 9.07.2 Words in the singular include the plural; words in the plural include the singular; and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other and neuter genders.

         This Plan has been adopted as amended, restated, renamed, and formalized, as of the 18th day of April, 2002,


                                    WILLIAMS COMMUNICATIONS GROUP, INC.



                                    By: /s/ GERALD L. CARSON
                                        -------------------------------
                                            Gerald L. Carson
                                    Title:  Chief People Officer



         Williams Communications, LLC hereby adopts the Plan as provided in
Section 8, effective April 18, 2002.


                                    WILLIAMS COMMUNICATIONS, LLC


                                    By: /s/ GERALD L. CARSON
                                        -------------------------------
                                            Gerald L. Carson
                                    Title:  Chief People Officer

                                    Exhibit A

                        Calculation of Severance Benefit

    Participant's Title                   Applicable Formula
-----------------------------          ------------------------

Chief Executive Officer                24 months of Base Wages

Chief Financial and Corporate          18 months of Base Wages
Services Officer, Chief
Operating Officer, Chief
People Officer, General
Counsel

Vice President                         12 months of Base Wages

Director                               6 months of Base Wages

Manager                                2 months of Base Wages
